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FINAL TRANSCRIPT Thomson StreetEvents SM Conference Call Transcript PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million Event Date/Time: Sep 08, 2011 / 12:30PM  GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

CORPORATE PARTICIPANTS

Dave Francisco
Perkinelmer Inc - VP, IR

Rob Friel
PerkinElmer - Chairman and CEO

Kevin Hrusovsky
Caliper Life Sciences - CEO

Andy Wilson
PerkinElmer - SVP, CFO and CAO

CONFERENCE CALL PARTICIPANTS

Mike Cherny
Deutsche Bank - Analyst

Matt Notarianni
Robert W. Baird & Company, Inc. - Analyst

Peter Lawson
Mizuho Securities USA - Analyst

Zarak Khurshid
Wedbush Securities - Analyst

Nandita Koshal
Barclays Capital - Analyst

Julian Cochran
Leerink Swann - Analyst

Dan Arias
UBS - Analyst

Jonathan Groberg
Macquarie Research Equities - Analyst

Brandon Couillard
Jefferies & Co. - Analyst

Steve Willoughby
Cleveland Research Company - Analyst

Greg Bolan
Madison Williams and Company - Analyst

Jeff Harris
Goldman Sachs - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the PerkinElmer Incorporated conference call. My name is Kiana, and I will be your coordinator for today. At this time, all participants are in a listen-only mode, and later, we will accept your questions. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes, and I would now like to turn the call over to Mr. Dave Francisco, Vice President of Investor Relations. Please proceed.

1

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Dave Francisco - Perkinelmer Inc - VP, IR Thank you. Good morning. We are pleased to be discussing today PerkinElmer's acquisition of Caliper Life Sciences. With me on the call are Rob Friel, Chairman and Chief Executive Officer, Andy Wilson, Senior Vice President and Chief Financial Officer, and Kevin Hrusovsky, Caliper's Chief Executive Officer. If you have not received a copy of our press release, you may get one from the investor section of our website at Perkinelmer.com, or from our toll-free investor hot line at 1-877-PKI-NYSE. Before we begin, we need to remind everyone of the Safe Harbor statement that was outlined in our press release issued earlier today, and also, those in our SEC filings. Any forward-looking statements made today represent our views only as of today. We disclaim any obligation to update forward-looking statements in the future, even if our estimates change, so you should not rely on any of today's forward-looking statements as representing our views as of any date after today. During this call, we will be referring to certain non-GAAP financial measures. A reconciliation of non-GAAP financial measures we plan to use during this call to the most directly comparable GAAP measures is available as an attachment to our press release. To the extent we use non-GAAP financial measures during this call that are not reconciled to GAAP in that attachment, we will provide reconciliations promptly. I'm now pleased to introduce the Chairman and Chief Executive Officer of PerkinElmer, Rob Friel. Rob Friel - PerkinElmer - Chairman and CEO Thanks, Dave. Good morning, and thank you for joining us. Earlier today, as Dave mentioned, we announced that we have entered into a definitive agreement to acquire Caliper Life Sciences for $10.50 per share, for a total purchase price of approximately $600 million in cash. This is a very exciting transaction that will bring together innovative and complementary technologies, expertise and services, for the life sciences, diagnostics, environmental, and food markets. Caliper Life Sciences is a Massachusetts-based leader in life sciences, imaging, and detection solutions for drug discovery and diagnostics research. Caliper has approximately 465 employees, and is expected to have revenue of approximately $160 million this year, with around 50% generated from outside of the US. Caliper brings a broad portfolio of imaging, lab automation, and sample preparation technologies, as well as contract testing services addressing critical customer needs for the drug discovery, diagnostics research, and environmental detection markets. All these capabilities fit extremely well with our current product and service offerings, and will allow us to provide even greater value and knowledge to our customers. In addition to added breadth and scale, their capabilities open up additional high-growth markets, particularly in the areas of genomics and proteomics applications, tissue imaging, added detox services, and QA/QC in vaccines and biologics. Furthermore, our channel access, global distribution capability, and OneSource laboratory services business will provide opportunities to take their products and services into new markets, both by customer segments and geography, particularly in emerging markets. In addition, in several of our markets, we provide very complementary offerings. For example, within molecular imaging, Caliper has over 1,200 systems installed across their customer base. PerkinElmer provides both reagents and software algorithms that together provide a complete solution for Caliper's customers. We see considerable growth potential for these comprehensive suites of products and services across a number of categories. Caliper also brings R&D expertise and intellectual property that should help accelerate innovation in the development of new products to drive above-market growth. Financially, we believe the acquisition will be materially accretive to both our top line and adjusted earnings per share. Specifically, we are forecasting the acquisition to increase our organic growth rate approximately 100 basis points in 2012, and be accretive to PerkinElmer's consensus adjusted earnings per share by approximately $0.08 in 2012, and significantly more accretive in following years. In addition to revenue and some administrative cost synergies, Caliper also has significant tax losses that will help shelter the income of the combined entity going forward. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

The acquisition has received the unanimous support of the Boards of Directors of both companies, and while it is still subject to the approval of Caliper shareholders, as well as customary regulatory approvals. We expect to close the transaction by the end of the fourth quarter. We're looking forward to benefiting from the close physical proximity of both companies throughout the integration process. After the close, integration plans will be implemented to ensure smooth and efficient transitions. Over the last 2 months, I've had the fortunate opportunity to get to know Kevin much better as we discussed this transaction and our common vision to improve health. His enthusiasm is contagious, and he has assembled an impressive leadership team. I'm excited about Kevin and his team playing a significant role in the future of PerkinElmer. I'd now like to turn the call over to Kevin to discuss Caliper's capabilities in a little bit more detail. Kevin Hrusovsky - Caliper Life Sciences - CEO Thanks, Rob. Over the past 10 years, Caliper has assembled a compelling suite of technologies for life science research and longer-term improving environmental health. We have made considerable progress in the past couple of years, further honing our strategy by investing heavily into innovative technologies, such as microfluidics imaging and assays for some of the most attractive markets in life sciences. Caliper brings strategic strength to PerkinElmer's customers, including research solutions for bridging the gap between DNA, cellular, animal, and human tissue imaging and detection, for discovering and commercializing more effective human therapies. Our microfluidics platform will enable improved genomics and proteomics detection for screening applications for drug discovery. Our sample preparation portfolio will contribute to more efficient workflows at high-value areas such as next-gen DNA sequencing and analysis. Caliper technologies combined with PerkinElmer will also contribute to more comprehensive solutions for biotherapeutics development and biologics QA/QC. Additionally, our services and custom research offerings will help drive expansion into attractive areas such as environmental contamination, food pathogens, in addition to drug discovery applications. I'm also pleased with how the complementary strengths of our companies and technology platforms and services will enable rapid strategic expansion into molecular diagnostics and environmental detection markets, through our robust global commercial and services channel. I'm very impressed by the commitment the PerkinElmer team has shown to their growth strategy, and I'm confident that the incoming Caliper team with its successful track record to date will help realize the great potential of these 2 great organizations. In summary, I believe this acquisition is the right move for Caliper and its unique opportunity for its customers and employees. We have a shared vision for successfully innovating life science discovery to improve the health and safety of people and the environment, and I am personally excited to become part of this unique opportunity, and to help Rob take PerkinElmer to the next level. Rob Friel - PerkinElmer - Chairman and CEO Thanks, Kevin. Operator, at this time, we would like to open the call to questions, please. QUESTION AND ANSWER Operator (Operator Instructions). The first question comes from Ross Muken with Deutsche Bank. Please proceed. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Mike Cherny - Deutsche Bank - Analyst Good morning, this is Mike in for Ross. Congratulations, everyone, on the deal. Rob Friel - PerkinElmer - Chairman and CEO Okay, thanks, Mike. Mike Cherny - Deutsche Bank - Analyst Quickly on the accretion estimate you had on adjusted EPS, can you just talk about the synergies you have included in that number, and what you have already outlined so far, and how you expect to detail going forward what the potential opportunities could be on a long-term basis? Rob Friel - PerkinElmer - Chairman and CEO From a synergy perspective, we have tried to focus mostly on driving growth within the two businesses so there's very little, from a cost perspective. There are some administrative cost synergies that we've put in here, but again, fairly minor. We have put some revenue synergies, and they have built up over a number of years, and so I alluded to a couple of those in my comments, with regard to reagents on some of the imaging boxes in a number of areas, particularly in the service. I think other opportunities, although we've been quite conservative in the modeling is taking some of the Caliper products into emerging markets through our channels and through our service capabilities. So I would say, while we have built some synergies in the model, it's been relatively conservative, particularly in 2012. I would say the other aspect is we do have, as I also mentioned, some savings from their tax losses that flowed through into our net income and EPS. Andy Wilson - PerkinElmer - SVP, CFO and CAO And Mike, in addition to what Rob said, of course we have the corporate costs that will go away once the transaction is consummated. There are a number of corporate expenses that will be a part of the synergies. Mike Cherny - Deutsche Bank - Analyst Great, and then, one thing I know that always interests us on Caliper has been their IP portfolio and their pharma relationships, they're very-well ingrained, as you mentioned with some of their installed base. Can you talk about a little further, in terms of how you plan on mining their IP portfolio, and how you plan on incorporating that into some of the work you guys do with your core product base? Rob Friel - PerkinElmer - Chairman and CEO Yes, I think that's an excellent point, and I think that was one of the attractive aspects of the Caliper, is the strong IP estate around not only microfluidics, but imaging. I think it's really just continuing to drive the innovation that they have been able to do within their new products, and doing a good job of combining them with the complementary offerings that we have in the Bio Pharma area. So as I mentioned before, I think the microfluidics will give us good detection capability around DNA, and of course, we already do a good job on the protein side, so I think that's a strong complementary opportunity there. I think the capabilities they bring around DNA sequencing on the automation and sample preps side will fit very nicely with our focus on the informatics, and so I think there are a number of areas where it's very complementary to what we provide, and again, we look forward to getting access to their intellectual property and their R&D capability. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Mike Cherny - Deutsche Bank - Analyst Great, thanks and congratulations again. Rob Friel - PerkinElmer - Chairman and CEO Thanks. Operator And our next question comes from Quintin Lai with Baird. Please proceed. Matt Notarianni - Robert W. Baird & Company, Inc. - Analyst Good morning and congratulations, this is actually Matt in for Quintin. Rob Friel - PerkinElmer - Chairman and CEO Thank you. Matt Notarianni - Robert W. Baird & Company, Inc. - Analyst Thanks for taking the question. Just to start, obviously within the space, a lot of concern about academic government as an end market and kind of the funding environment, and this presumably nudges up PerkinElmer's exposure a little bit, post-close, so can you provide any color in terms of, as we're looking at this deal, and weighing that against some of the concerns out there, how you're looking at the end markets that Caliper serves? Rob Friel - PerkinElmer - Chairman and CEO I would say first of all, the motivation behind this transaction was more from a technology and a capability perspective. We feel that we can take the intellectual property and technology capabilities that Caliper has, and put it across all of the end markets of PerkinElmer, and I think that's one of the very attractive aspects to this, so taking their capabilities into the environmental end markets and the diagnostic markets, in addition to the biopharmaceutical markets, so I would say that is point number one. Also, as we look at the end market and as you point out both academic and pharma are not as strong as they have been, from a global perspective, but when you look at individual segments of those markets, places like clinical or pre-clinical imaging and DNA sequencing, or next-gen sequencing those are seeing significantly higher market growth rates than the overall average. I think what's attractive from Caliper's perspective is in the areas that they are focused on, is they are the more attractive higher-growth areas. Kevin Hrusovsky - Caliper Life Sciences - CEO I will add as well, Matt, that we are very excited about a lot of the aspects Rob mentioned, regarding their OneSource service, and as well as their informatics. Many of these channels that we have been able to exploit very rapidly, as you know, we've had 25% organic growth for the first half of the year, have been in areas where we see some really nice complementation that we 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

can actually go back and then bring more value to those deals and that infrastructure that has already been built out, so we actually have very strong disruptive technologies that's winning the game, even when the funding might be challenged a little bit in academia, we continue to grow very rapidly in that segment because our technologies are disruptive, and there are so many peer-reviewed scientific journal articles that are referencing us and bringing a lot of momentum to this. The spending is something that we have been concerned about. A lot of our peers have had a lot of issues, but as you have watched our growth, we have continued to plow right through that in the last 36 months. Matt Notarianni - Robert W. Baird & Company, Inc. - Analyst Great, thanks for that color. And then secondly, just on a housekeeping basis, any thoughts, anything special in terms of how the deal will be financed or anything like that? Andy Wilson - PerkinElmer - SVP, CFO and CAO I think at this stage we will put about 35% cash into the deal and the remainder will be basically debt instruments. We are in the process of trying to optimize what that go to market is, and we will be making that decision here in the near term. Matt Notarianni - Robert W. Baird & Company, Inc. - Analyst Okay, thanks. Operator Our next question comes from the line of Peter Lawson with Mizuho Securities. Please proceed. Peter Lawson - Mizuho Securities USA - Analyst Rob, I'm wondering if you could talk through how the deal evolved, and if it was a competitive process, and why now? Rob Friel - PerkinElmer - Chairman and CEO Hi, Peter. Actually, we had reached out to Caliper probably as long as a year ago, and engaged in some discussions that were somewhat more collaborative than acquisitive and as that evolved, it turned into more of an acquisition discussion between Kevin and I, let's say, in the more recent months, and so it was something that we discussed and I'm sure Kevin at least maybe had some discussions with some other companies, but fundamentally, it was a discussion between PerkinElmer and Caliper. Peter Lawson - Mizuho Securities USA - Analyst Just the level of revenue synergies that you are assuming for next year, is it just a couple of million in cost reduction? Rob Friel - PerkinElmer - Chairman and CEO Yes, for 2012, it is in the low single millions of dollars. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Peter Lawson - Mizuho Securities USA - Analyst For the revenue? Rob Friel - PerkinElmer - Chairman and CEO Yes, the revenue synergies, and we think that will ramp up over a couple of years but again, we were somewhat conservative in the early part of the integration. Peter Lawson - Mizuho Securities USA - Analyst On the cost side, what are you assuming there? Rob Friel - PerkinElmer - Chairman and CEO As I mentioned, it's mostly around the administrative side, and Andy mentioned costs coming out, public company costs that come out, and so again, that is probably in the $10 million range. Peter Lawson - Mizuho Securities USA - Analyst Great, okay. And Kevin, I just wonder if you could remind us again the end market exposure, academia versus pharma? Kevin Hrusovsky - Caliper Life Sciences - CEO Each of our businesses have different exposure levels, but when you look at it as a whole, I would say that we are probably about 55% pharma biotech, 45% academia government, but when you look inside of that, what you'll find is that our imaging landscape is more academic, and there's a lot of opportunities to link together some of the PerkinElmer technologies through that channel, and then when you look at the microfluidics and automation, where we are really ramping hard right now on diagnostics as well as next-gen sequencing, we actually have a stronger bias toward pharma biotech, and once again, we see some great assets inside of PerkinElmer's portfolio that can be linked together for a total solutions sale there as well. Each of those have different exposure levels, but we look at them really more as opportunities, given the linkage with the total solution. Peter Lawson - Mizuho Securities USA - Analyst Finally, Rob, I wonder if there's any additional end market color you could give for the first couple of months of Q3? Rob Friel - PerkinElmer - Chairman and CEO I would say if you look at the sort of global economic environment, I would say the US seems to be consistent with what we saw in Q2. Clearly, we are seeing some slowing in Europe, and we continue to see good growth in Asia, and I think that is one of the other exciting aspects of this transaction is that, I think we have got a good global distribution capability and specifically with strong assets in the Pac Rim, I think it provides an opportunity to take some of Caliper's products and run them through the channel, and as you may know, Caliper, outside of Europe and the US and Japan, is largely sales to distributors. I think that is another significant synergy and opportunity of putting the two businesses together. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Peter Lawson - Mizuho Securities USA - Analyst And that slowing in Europe, is that worse than Q2? Rob Friel - PerkinElmer - Chairman and CEO I would say it's slowing, again, from a global macro economic environment, we believe Europe is slowing from the pace that we saw in the second quarter. Peter Lawson - Mizuho Securities USA - Analyst Okay, thank you. Operator And our next question comes from the line of Zarak Khurshid with Wedbush. Please proceed. Zarak Khurshid - Wedbush Securities - Analyst Great, thanks. Hey, Kevin and hey, Rob and congratulations on the deal. We missed you at the user group meeting earlier in the week, Kevin. This explains it. Just curious about the imaging side of the business versus genetic analysis. Was this more of a genetic analysis-driven deal and how does PerkinElmer think about in vivo imaging long-term, and what sort of synergies do you have with that business? Rob Friel - PerkinElmer - Chairman and CEO I will start off, and then I'll turn it over to Kevin. As you may know, we made an acquisition a little over a year ago, with VisEn Medical, which was complementary or supportive of what we do on the cellular imaging side with our entree into in vivo imaging, through -- largely through reagents, and largely through florescent-based imaging agents, and of course, Caliper has largely been focused on more of the boxes and instruments, and more on the luminescence side, although they also have some fluorescence capabilities as well, so I think, when you put the two together, you've got the ability to do both luminescence and fluorescence so you can go both sort of red light and blue light and sort of surface imaging, and deep tissue imaging, as well as, it gives you the ability not only to identify tumors, but you have the ability to quantify the image as well. I think it's very complementary, and we're enthusiastic about the in vivo imaging, not only from a pre-clinical perspective, but we think it has applications in other areas as well. So I don't know, Kevin, do you want to add something to that? Kevin Hrusovsky - Caliper Life Sciences - CEO Sure, Rob. I think I would say that we see great connectivity both on the genetic side, the genomics side, as well as the in vivo imaging side. Both of them have somewhat of a hand-glove fit. In the area of genomics, we don't really have a lot at all in informatics and OneSource servicing, and as you know, our installed base is rapidly ramping. I think we had 40% growth in certain sectors, in both automation and microfluidics, because of that ramp out, and some of these things, some of the assets that PerkinElmer has in OneSource service, as well as informatics, we think are some of the key bottlenecks, particularly longer-term in these labs, so we're going to team those together very rapidly and we think there will be a nice surge of opportunity just with that combination. The hand in glove as Rob mentioned, in the in vivo imaging, we've got 1,200 instruments installed, and that's about a $0.25 billion worth of investment. That growth has very been significant and sustainable. We've had about 20% growth over the last 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

four years in that segment, and interestingly, the one thing we lack is reagents, and we have been pretty much relying on third parties to help us build out the reagents, and PerkinElmer's acquisition of VisEn, our view about a year and a half ago, two years ago, was a very smart move. We couldn't do it at the time, we would have liked to, and the reason, primarily, was the reagents. And so now, they've got some really nice enzyme activatable reagents that we think are going to enable the install base to really be milked and harvest for the reagent content. We actually launched, as you know, a rock at our user group meeting this, another major platform, that's the Spectrum CT. It's one of the hottest platforms. It does both CT at low dosing, so you can do longitudinal studies, as well as it does all of the molecular imaging. With the algorithms that come with the VisEn portfolio that PerkinElmer acquired, coupled with the reagents, we think that this is going to be a rocketship and we are really excited. I think you can see the enthusiasm. We had a couple hundred customers together out there, and all reports I get is that they are extremely excited about this new product, so I think the timing is perfect for that momentum in the market. Zarak Khurshid - Wedbush Securities - Analyst That's great, thanks for that, Kevin. You've been talking a lot more about diagnostics lately, and you've mentioned this bleed to read type of approach, can you talk about maybe how this deal changes the diagnostic strategy and build out of that new kind of next generation GX diagnostics, fully automated and integrated type of system? Thanks. Kevin Hrusovsky - Caliper Life Sciences - CEO This, Zarak, is another area that's really exciting to us. When you look at our strategy coming into this, we had three major themes in diagnostics, one, next-gen sequencing, one imaging, which we just talked about, and the third is our kind of in vitro diagnostics, which also has some tissue diagnostics built in to it. We launched the product in January, that we sold 40 units already in the first half of the year, and we're expecting to put away at least another 25 units in Q3. That product, when you look at it compared to a lot of other competitors in this landscape of molecular diagnostics, already offers some significant advantage, primarily tapping into our microfluidics content and analytics capability. The bleed to read we think could be created by the end of 2012. Our original thinking was we would be launching our own 5-10Ks for that product with a menu within the United States. What really excites us about PerkinElmer is what I'll just call, the word, acceleration. They already have an infrastructure for diagnostics, in some of our meetings thus far, we think that there is going to be opportunities to maybe accelerate the timelines, primarily on the 5-10K opportunities, but that's going to take some time as we go through integration to further weed out, but I think it's going to be a phenomenal platform. As you know, we will have a full competitive position across all of the five most important criteria in diagnostic platforms, with then the channel to market that they have already created and the infrastructure for diagnostics, which we building out, so I think it reduces the risk now, of the pathway of innovation that we think can revolutionize the way diagnostics are performed. Zarak Khurshid - Wedbush Securities - Analyst Thank you. Operator The next question comes from the line of Nandita Koshal with Barclays Capital. Please proceed. Nandita Koshal - Barclays Capital - Analyst Good morning, gentlemen and congratulations on the deal. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Rob Friel - PerkinElmer - Chairman and CEO Thank you. Nandita Koshal - Barclays Capital - Analyst Rob, Caliper obviously has a strong position within the sequencing workflow, how should we now think about PKI's involvement there, could you sort of talk us through which are the areas where you play, and then any additional areas that might help round out that presence, so for instance, you mentioned bio informatics, is that something that we should consider? Rob Friel - PerkinElmer - Chairman and CEO I think our strategy around DNA sequencing is consistent with what we said in the past, which is, while we are not necessarily interested in competing in the sequencers themselves, the sort of workflow around it and the informatics at the backend are areas where we are very interested in. So you may recall, we acquired a company called Geospiza a couple of quarters ago, which brings us a very good back-end informatics capability in next-gen sequencing, and of course, we have had some sample prep and automation and liquid handling capability on the front end. I think Caliper brings much stronger capability from that perspective, and then, of course, we also have a small servicing platform that we've launched, where we do actually some servicing, sort of agnostic from a sequencer perspective. So I think the strategy is consistent, which is, while we're not going to compete on the sequencers themselves, we want to be very integral in the workflow both in the front end and the back end. Nandita Koshal - Barclays Capital - Analyst And any areas where you think you have maybe holes in the portfolio and you would like to fill it out, or any areas that are of particular interest? Rob Friel - PerkinElmer - Chairman and CEO I think right now, when we think about the capabilities that Caliper brings in the automation, sample prep and when we think about our informatics capabilities I think we feel pretty good about our combined efforts and capabilities in that area. Kevin Hrusovsky - Caliper Life Sciences - CEO I want to add, Nandita, that we do see a lot of innovative investments, R&D investments that will continue around the bench top analyzers. We're tracking that very closely. If you look at the Caliper presentation from yesterday, that we did webcasts, we spent a lot of time describing the evolution of going from high-throughput genome sequencers to the bench top sequencers, and the sample flows that we expect, and how we're going to record integrate those, and so I think you're going to see some organic investment opportunities that will really bring a solution, a more comprehensive chip-based solution to the bench scale volumes, which we think will actually end up being a bigger penetrator into the diagnostic markets, and so we are carefully tracking that. I don't think it's going to be an acquisitional gap, it is more of a R&D investment gap that we feel pretty high probability and low risk. Nandita Koshal - Barclays Capital - Analyst That's very helpful, thanks, Kevin. What's the thinking about Caliper's existing relationships, for instance, Agilent and Bio-Rad. Will those continue, or has some sort of a decision been made there? 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Rob Friel - PerkinElmer - Chairman and CEO We actually feel extremely good about those relationships, both of them have grown immensely in the last three or four years, and it's gone beyond just the traditional microfluidic relationship into broader-based opportunities and thinking. I would say that from our perspective, we are actually very encouraged by where they participate with us, and we feel that what we do here at PerkinElmer is actually very complimentary and will further strengthen the possibilities. Nandita Koshal - Barclays Capital - Analyst Okay, great. Thank you very much. Rob Friel - PerkinElmer - Chairman and CEO Thank you. Operator The next question comes from Dan Leonard with Leerink Swann. Please proceed. Julian Cochran - Leerink Swann - Analyst Hi, this is actually Julian Cochran in for Dan. Given the overlap in the imaging and automated liquid handling businesses, do you foresee any FTC issues, or do you have any plans to divest anything in those areas? I would assume the businesses are not large enough for FTC to care, but any thoughts there? Rob Friel - PerkinElmer - Chairman and CEO We don't envision any issues there. As you know, both of those markets are large, and we don't envision any FTC issues or divestitures as a result. Julian Cochran - Leerink Swann - Analyst Thank you. Operator The next question comes from the line of Dan Arias with UBS. Please proceed. Dan Arias - UBS - Analyst Hi guys, congratulations. Following on Nandita's question, Rob I was just wondering whether you have had any conversations with Alumina regarding Caliper's collaboration for sample prep there, and whether we should expect that partnership to continue unaltered? 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Rob Friel - PerkinElmer - Chairman and CEO I have not had any conversations, I know Kevin has had some, but I have not had any conversations with Alumina. Kevin Hrusovsky - Caliper Life Sciences - CEO We haven't talked post the announcement, but I don't see anything at all relative to what we are planning here, that would do anything but strengthen the possibilities of the relationship with Alumina, given they have a very strong share and they continue to grow, and they're moving into the bench top as well, and we very respect that relationship, and think it has brought a lot of good to Caliper and will bring a lot of good now to PerkinElmer. Dan Arias - UBS - Analyst Okay, thanks, and then Kevin, I think you talked about getting to 21% EBITDA margins by 2014, what are the most harvestable, if that's a word, drivers in the near-term, say the 2012 timeframe? Kevin Hrusovsky - Caliper Life Sciences - CEO I think those projections from our vantage point were a combination of just fixed cost dilution from volume and then OpEx, and I think when you look at that margin expansion, it was really two-thirds coming from OpEx and one-third coming from gross margins. If you look at our progress over the last three or four years, we have averaged about 2.5 gross margin points or 250 basis point improvement per year. I think the projections that you are looking at, we were assuming more like 1.5%. It's a slow down from where we have been, but we think that the biggest opportunity is going to be the mix of the new products that we're launching, like this new product we just launched this week, the Spectrum CT. These command greater margins and the mix effect of those coupled with the large install base that we've been able to create and the microfluidic chips that go across that have a higher gross margin, the mix effects of the consumables is also a big place where we're going to see it. The combination itself, I don't think changes the path in any material way, but I know we're going to be looking for better sourcing strategies, potentially from Asia, given that they've got feet on the street over there, and we have relied pretty much on a lot of travel into Asia. We have made a nice dent the last few years, but I think that their competencies in this area are really great, and we will try to tap into that as soon as we can. Dan Arias - UBS - Analyst Okay, thanks, guys. Congratulations. Rob Friel - PerkinElmer - Chairman and CEO Thank you. Operator And our next question comes from the line of Jon Groberg with Macquarie. Please proceed. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Jonathan Groberg - Macquarie Research Equities - Analyst Hi, good morning. Can you hear me okay? Sorry, I had a little trouble dialing in, so if these questions have been answered, you can let me know, but what percent of sales does Caliper sell through distributors, I think they use distributors quite a bit, and is there a plan to quickly migrate those to being sold through PerkinElmer, and if so, how quickly do you expect that to happen? Kevin Hrusovsky - Caliper Life Sciences - CEO I would say the number is probably somewhere in the range, on a revenue basis, probably somewhere in the range of 10% to 20%. We would have to check that number, because I don't have it in front of me, but it's probably greater on a volume basis, though, because we obviously do have to do a lot of discounting when you go through distributors. As Rob mentioned earlier in the call, one of the things that we are excited about is making sure that we continue to grow this franchise in a meaningful way. We have been very blessed and to have some great distributors throughout the world, and many of those are going to continue and be very robust with us moving forward. There will be some opportunities where we think we can augment that distribution, with some of the feet on the street that PerkinElmer has, particularly in some of the Asian markets, and so we will be looking for those opportunities as we begin the integration planning. Rob Friel - PerkinElmer - Chairman and CEO And what I would say, Jon, it's not necessarily where they are now or where they could be as well, so when we talk about what their Asian penetration or their Latin American penetration is today, I think with PerkinElmer distribution capabilities, I think it will be significantly higher, and that is one of the great complementary synergies we see of putting the two businesses together. Jonathan Groberg - Macquarie Research Equities - Analyst What is the geographic split down of Caliper? Kevin Hrusovsky - Caliper Life Sciences - CEO Interestingly, we have about 55% North America, 45% rest of the world and if you look at the total, Asia is only about 10%. I think PerkinElmer is sitting more like around 19% or 20%, so there's no doubt in our mind, there's a huge opportunity in Asia, which, by the way, we have grown our Asia revenues about 50% a year the last several years, so we know that opportunity is real but we are just touching the surface of what is possible. Jonathan Groberg - Macquarie Research Equities - Analyst Okay, and one more question. Percent of sales, I think I know this, what percent of your sales are equipment based versus recurring revenues, could you just remind us? Kevin Hrusovsky - Caliper Life Sciences - CEO As a total company, we are about 55% equipment sales and about 45% recurring revenue, meaning things we feel recur year after year, we include in that some of the service contracts that we get long-term basis points, as well as some of the licenses that are long-term. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Jonathan Groberg - Macquarie Research Equities - Analyst And then last question, I think someone asked about automation, but that was one clear overlap that caught my eye, any other overlaps in the businesses, and do you see those as opportunities to maybe rationalize businesses, or do you see them as complementary? Rob Friel - PerkinElmer - Chairman and CEO I would say, even in the automations area, I think it's more complementary than overlap, but I would say in most instances, and we talked a little bit about this earlier in the call, so if you look at the imaging area, we are more heavily focused on the reagent side, and they are more focused on the box side, and I think you will see a number of areas where there may be a market overlap, the products and technologies are very complementary. Jonathan Groberg - Macquarie Research Equities - Analyst Okay. And one last question from me, I'm sorry if you hit this from the top, how is this being funded, is this being funded all with -- Rob Friel - PerkinElmer - Chairman and CEO About a third of it is coming out of our cash on hand and about two thirds will be financed, probably bank debt or public debt. Jonathan Groberg - Macquarie Research Equities - Analyst Okay, great. Thanks a million. Rob Friel - PerkinElmer - Chairman and CEO And our next question comes from Brandon Couillard with Jefferies. Please proceed. Brandon Couillard - Jefferies & Co. - Analyst Thanks for taking the question. I'm sorry if this has been addressed, but again, it took an eternity to get in on the call. Andy, how much of the NOL do you expect to be able to utilize, and can you give us an update, or just quantify that for us? Andy Wilson - PerkinElmer - SVP, CFO and CAO In the public filings, you can see they have about $350 million of NOLs. We are in the process of analyzing that, but we feel like that we can take on a good chunk of that with our existing operations, we are looking at some plans to best utilize that. I would say we will have some better data to discuss as this progresses, but it's probably a very good chunk of the $350 million. Brandon Couillard - Jefferies & Co. - Analyst Great, thank you. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Operator And our next question comes from the line of Steve Willoughby with Cleveland Research. Please proceed. Steve Willoughby - Cleveland Research Company - Analyst Hi, thanks for taking the call. I also had some trouble getting on, so I apologize if this has already been asked, but I just was wondering if you could comment on the appetite for additional deals going forward, given this one, and also any change to your thinking on share repurchases? Rob Friel - PerkinElmer - Chairman and CEO I will start off and maybe Andy will comment on this as well. If you look at our balance sheet after this deal, we still have a very good balance sheet, we expect to be investment grade, so I think we will continue to have the appetite to look for opportunities to build out the portfolio both in this area, because I know Caliper has a pipeline of things that they were looking at as well, in addition to continue to build out our diagnostic and environmental capabilities. I think we will continue to look, and I think, consistent with what our approach has been all along, we look at both share buybacks and acquisitions, and just look at the returns associated with each, and I think while, in the short-term, we will probably not do as much on the share buyback perspective, I think we continue to evaluate both of those opportunities. Andy Wilson - PerkinElmer - SVP, CFO and CAO As you might imagine, we've already begun discussions with the rating agencies, our investment grade credit is very important to us, and our ability, we feel very confident in our ability to deleverage very quickly, so I think that goes to support Rob's comments, that we're still going to be active. Steve Willoughby - Cleveland Research Company - Analyst Okay, thanks very much. Operator And our next question comes from Greg Bolan with Madison Williams. Please proceed. Greg Bolan - Madison Williams and Company - Analyst Thanks for taking the question. Kevin, obviously a smaller piece of your business, CDAS, I'm wondering what the plans are for this service? Is this something you can bolster on PerkinElmer's broad network, or is this something you might look to carve out at some point? Kevin Hrusovsky - Caliper Life Sciences - CEO I think our initial thinking here is actually, that this is going to be a very strategic asset and it's probably going to be as strategic for PerkinElmer as it was in Caliper, because as you know, a lot of more personalized medicine and medicine is being revolutionized, we're actually practicing in this facility, we're actually able to take tumors from humans and put them into animals and run pre-clinical trials on those, and it's become a very interesting area of advance, and when you look at these services offering that PerkinElmer has begun to evolve into around next-gen sequencing, that's a piece that we did not have 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

and we were reliant on outsourcing some of that, and so overnight, we think those capabilities are going to bring a more complete solution to an opportunity area that we think is defining it, it defines the way medicine is practiced, it defines the way studies are done, and it also gives us the opportunity to take our toxicology database, and to now teach the broad distribution around PerkinElmer, around what we actually have down there, and I think it will lead to additional sales and opportunities to expand that, so the EPA contract is something that, as you know, we already have a very premier position in, that thing is continuing to create databases around toxicity that we think is, in the end, going to be a key to medicine, and so while that's practiced down there, we've got great leadership at that facility, so I think you will see it becoming a bigger piece of the overall offering that we bring to the market. Greg Bolan - Madison Williams and Company - Analyst Thanks, that's helpful. Operator And our next question comes from the line of [Jeff Harris] with Goldman Sachs. Please proceed. Jeff Harris - Goldman Sachs - Analyst Hey guys, thanks for taking the call. I know you guys touched on your balance sheet capability post the deal, but can you talk about management flexibility for additional acquisitions, given I think this is probably the largest, if not one of the largest acquisitions you have done, and I think the sixth or seventh you've done this year, so in terms of integrating all these assets, what kind of capabilities do you guys still have? Rob Friel - PerkinElmer - Chairman and CEO I think we still have capabilities within the other businesses or other market segments. As I mentioned before, we believe this technology has applicability across diagnostics, research, and life sciences, and environmental. The majority of the integration aspects of this will be around our research in life sciences business, so I think from a management capability, or attention perspective we still have capacity within the diagnostic area, including the environmental area. Jeff Harris - Goldman Sachs - Analyst And then looking at the integration of this in particular, are you guys keeping the Caliper facilities as is? Are you combining anything, and is there like a timeline set up for that so far? Rob Friel - PerkinElmer - Chairman and CEO The plans would be to keep the facilities as is. Jeff Harris - Goldman Sachs - Analyst Is Kevin and team staying on board to run that, or how is that working? 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

Rob Friel - PerkinElmer - Chairman and CEO Yes, the plan is that Kevin and his team would join PerkinElmer. Jeff Harris - Goldman Sachs - Analyst And then, is this falling under the human health segment, or are you guys creating some new segment. Rob Friel - PerkinElmer - Chairman and CEO This will be under human health. Jeff Harris - Goldman Sachs - Analyst Perfect. All right. Thanks a lot. Operator (Operator Instructions). We have a follow-up question from the line of Zarak Khurshid with Wedbush. Please proceed. Zarak Khurshid - Wedbush Securities - Analyst Thanks for taking the follow-up question. How important was the settlement with Carestream in consummation of the deal? Kevin Hrusovsky - Caliper Life Sciences - CEO I think it was insignificant from our perspective. We feel very good about that settlement, and whether that settlement happened last month or three months from now, I don't think makes any difference. We've got a phenomenal franchise in that segment, we've got products and technologies that are just looking for additional distribution capability, and our team is very fired up to become part of this, and I think anyway you cut it, Zarak, we see this as a great opportunity, the Carestream case really had no bearing. Zarak Khurshid - Wedbush Securities - Analyst Understood, thanks. Operator There are no further questions at this time, I will turn the call back over to Robert Friel for closing remarks. Rob Friel - PerkinElmer - Chairman and CEO Thank you, and thank you all for your questions. I just want to reinforce how excited we are about this transaction. We firmly believe that the combination of PerkinElmer and Caliper Life Sciences will provide significant value for our customers through better insights in critical knowledge, strong financial returns for our investors, and greater career and collaboration opportunities 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million

for the employees at both companies. So again, I want to thank you all for joining us today, have a great day, and this call is now adjourned. Operator Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect, and have a great day. DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2011, Thomson Reuters. All Rights Reserved. 4194509-2011-09-08T15:29:17.353 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. F I N A L T R A N S C R I P T Sep. 08. 2011 / 12:30PM, PKI - Perkinelmer Inc Conference Call to Discuss its Definitive Agreement to Acquire Caliper Life Sciences, Inc. for Approximately $600 Million  OR THE APPLICABLE COMPANY FINAL TRANSCRIPT